Sub-Item 77C: Submission of Matters to a Vote of Security Holders

The Annual Meeting (the Meeting) of the Registrant was held on March 31, 2016 to consider and act upon the following proposal below.

At the Meeting, Ashok N. Bakhru and Michael Latham were elected Class I Trustees; Linda A. Lang was elected Class II Trustee; and Lawrence W. Stranghoener was elected Class III Trustee to the Registrant s Board of Trustees. The Registrant s shareholders voted as follows:

Election of Trustees	    For	           Against/Withhold   Abstain   Broker
                                                                      Non-Votes
Ashok N. Bakhru (Class I)  70,171,589.00	2,163,472.00	 0.00	0.00
Michael Latham (Class I)   70,254,717.00	2,080,344.00	 0.00	0.00
Linda A. Lang (Class II)   70,139,802.00	2,195,259.00	 0.00	0.00
Lawrence W. Stranghoener (Class III)70,275,629.00 2,059,432.00	 0.00	0.00


In addition to the individuals named above, John P. Coblentz, Jr., James A. McNamara and Richard P. Strubel continued to serve on the Registrant s Board of Trustees.